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Exhibit 11

                                       Three Months Ended    Nine Months Ended
                                       ------------------    -----------------
                                          December 31,          December 31,
                                          ------------          ------------
                                       1997       1996       1997       1996
                                    ---------  ---------  ---------  ---------
Net Income                          $   5,292  $   3,001  $  15,013  $   9,862
                                    =========  =========  =========  =========
Weighted average  number of  shares
outstanding                            12,851     12,770     12,832     12,764
                                    =========  =========  =========  =========
Shares used in computation of basic
earnings per common share              12,851     12,770     12,832     12,770
Dilutive  effect   of   outstanding
stock options  and  stock  warrants
after application of treasury stock
method                                  1,163        298        974        232
                                    ---------  ---------  ---------  ---------
Common and common equivalent shares
outstanding - diluted                  14,014     13,068     13,806     13,002
                                    =========  =========  =========  =========
Basic earnings per common share     $    0.41  $    0.24   $   1.17  $    0.77
                                    =========  =========  =========  =========
Diluted earnings per common share   $    0.38  $    0.23  $    1.09  $    0.76
                                    =========  =========  =========  =========